Exhibit 99.3

Related Information
The commentary in this document can be referenced in the corresponding financial information found in the quarterly earnings release issued earlier today. The release can be found at investors.ZAGG.com, or in the 8-K furnished to the Securities and Exchange Commission website at sec.gov.

Conference Call
The Company will hold a conference call at 5:00 p.m. ET August 5, 2014 to review these results. Randall Hales, chief executive officer, and Brandon T. O'Brien, chief financial officer, will participate in the call. The conference call will be available to interested parties through a live audio Internet broadcast accessible at investors.ZAGG.com. A podcast of the conference call will also be archived at investors.ZAGG.com for one year.

Summary
The company exceeded its internal target for net sales in the quarter due to execution on the strategic goal of increasing sales with existing customers, and growth in the tablet keyboards and power categories. These gains were offset by lower sales in screen protection, audio, and cases compared to the same period last year. As a result, net sales for the second quarter declined slightly year-over-year to $50.2 million. Gross margin in the second quarter was impacted by reserves taken for slower moving inventory, and a change in the product mix. Net income and earnings per share declined compared to the same period last year, primarily due to the lower gross margin in the quarter.

Cash on the balance sheet at the end of quarter end was $12.2 million, and cash flows from operations was $6.7 million for the second quarter.  This is the company’s eighth consecutive quarter of positive cash flows from operations. The company did not repurchase shares in the second quarter.

Second Quarter 2014 Financial Results
As stated in today's release, the Company will be disclosing consolidated financial results reflecting the primary operations in the United States, as well as operations from ZAGG International, a wholly owned subsidiary operating in Shannon, Ireland. The commentary today addresses only consolidated results unless otherwise stated. The financial statements provided in today's release reflect consolidated Q2 2014 financial details, which may be referred to for further clarifications.

Net Sales
Net sales for the quarter were $50.2 million versus $51.2 million in the prior year quarter, representing a year-over-year decline of approximately 2%. The Company experienced increased penetration with existing customers and higher sell-through of keyboards in retail locations due to better shelf positioning, and increased investment in merchandizing. These gains were offset by lower overall screen protection, cases, and audio product sales in the second quarter of 2013.

Product Categories
For the second quarter, 36% of net sales came from the screen protection product category versus 38% in the same quarter of last year. Keyboards represented 34% of net sales compared to 25% in the same quarter last year.

Channels
The breakdown for the sources of net sales is as follows. For the quarter, 90% of sales came from the retail channel versus 86% in the same period last year; 5% of sales are from ZAGG.com and iFrogz.com versus 9% in the same quarter last year; and 5% was from the kiosks and standalone stores versus 5% in the same quarter last year; international sales of $5.0 million accounted for 10% of total net sales in the quarter versus $4.9 or 10% in the same quarter last year.

Gross Margin
Gross profit for the quarter was $16.8 million versus $21.5 million in the same quarter last year, which translates into gross margins from the quarter of 33.5% versus 42.1% for the prior year period. Gross margins were primarily impacted by additional reserves for slow moving inventory and product mix shift with screen protection making up a smaller percentage of overall sales in the quarter compared to prior periods.

Operating Expense
An important corporate goal is cost containment through the application of cost disciplines throughout the organization, though the Company will continue to invest in personnel, marketing, and brand building to help grow the business. Operating expense in the second quarter was $15.2 million versus $16.1 million in the same period last year.

Operating Income
Operating income in the quarter was $1.6 million or a margin of 3.2% versus operating income of $5.4 million or a margin of 10.6% in the same period last year. Operating expenses decreased to $15.2 in the second quarter of 2014 from $16.1 million in the same period last year. The benefit of the lower expenses was offset by lower gross margin in the quarter.

Income Tax Expense
For the quarter, the effective tax rate came in at 49.3%, compared to 40.1% in the prior year quarter. During the second quarter of 2014, the increased tax rate was primarily due to losses incurred in low tax rate jurisdictions that do not benefit the overall corporate tax rate.

Net Income
Net income in the quarter came in at $0.8 million versus net income of $2.8 million in the same quarter in the prior year. Fully diluted share count for the quarter was 30,574,769 shares. At June 30, 2014, we had 319,632 outstanding options, 390,000 outstanding warrants, and 639,033 outstanding restricted stock grants. We used the treasury method in calculating the diluted shares outstanding.

Fully diluted earnings per share were $0.03 for the quarter versus fully diluted earnings per share of $0.09 in the same period last year. The lower gross margin was the primary driver in reducing net income and earnings per share.

Unaudited Supplemental Data: Pro-forma Net Income and Adjusted EBITDA

During the second quarter, the Company incurred the following noncash charges, which have been tax-effected, assuming a statutory rate of 38.25% in the calculation of pro forma EPS:

•	$0.4 million or $0.01 related to stock-based compensation
•	$1.5 million or $0.05 related to amortization of intangible assets.

Pro forma net income for the second quarter of 2014 was $2.7 million or $0.09 per diluted share as compared to pro forma net income of $6.3 million or $0.20 per diluted share in the second quarter of 2013.

Total noncash charges, net of tax, included in the calculation of pro forma net income totaled $1.9 million in the quarter or $0.06 per diluted share.

Adjusted EBITDA for the quarter came in at $5.3 million compared to $10.5 million for the second quarter of 2013.

Balance Sheet
Working capital at the end of the quarter was $70.2 million compared to working capital of $83.4 million at December 31, 2013.

Cash Balance
The cash balance at June 30, 2014 was $12.2 million versus a cash balance of $15.0 million at December 31, 2013. The decrease in cash is the result of positive cash from operations year-to-date of $18.6 million, which was offset by net debt payments of $17.5 million and purchases of treasury stock of $2.5 million in the first quarter of 2013. Cash flow from operations for the second quarter was $6.7 million.

Debt Balances
The Company currently has no remaining debt on the balance sheet. During the first quarter of 2014, a payment of $17.5 million was made on the line of credit, leaving a zero balance and the term loan balance was paid off in its entirety as of the end of 2013. The company purchased no stock during the quarter. The purchase of ZAGG stock is analyzed and discussed quarterly with the Board of Directors to determine future open market purchase activity.

Account Receivables
Accounts receivable for the quarter were $42.0 million, as compared to $46.6 million at December 31, 2013. DSOs in the second quarter were 76.3 compared to 64.2 at December 31, 2013. The increase this quarter is due to large sales at quarter end. The Company monitors accounts receivables closely and is comfortable with the quality of the receivables.

Inventory
Inventories for the quarter ended at $39.4 million, compared to $44.5 million at December 31, 2013. The decrease in inventories is related to increased discipline in inventory management, the reduction of excess inventory through discount channels, and increases in reserves for slow moving inventory. Some impact on gross margin has been budgeted as excess levels of inventory are worked through for the remainder of the year. Inventory is evaluated on a monthly basis and we reserve against slow moving inventory as needed.

2014 Guidance
The Company is reiterating its guidance for 2014, taking into consideration the impact of domestic and international sales initiatives, the opportunity for new products with upcoming resets at tier one retailers, and the potential expansion of the overall distribution channel to have a positive impact on quarterly revenues in the second half of 2014. These initiatives are recently launched and improvements on a number of fronts are becoming apparent resulting in stabilization of net sales. However, the impact of anticipated device releases as well as potential strategic initiatives that the Company is pursuing remain uncertain. The Company remains comfortable with the previously stated forecast of modest growth in net sales for 2014 with guidance for net sales in the range of $218 million to $228 million, adjusted EBITDA in the range of $32 million to $34 million, and gross margins in the mid to high 30s for the full year.

Non-GAAP Financial Disclosure
Investors are cautioned that the Adjusted EBITDA (earnings before stock-based compensation expense, depreciation and amortization, impairment of a private investment in a private company, other income/expense, and provision for income taxes) and pro forma net income (earnings before stock-based compensation expense, amortization, and other income/expense [excluding cash interest expense], impairment of a private investment in a private company, net of tax effects where applicable) contained in this press release are not financial measures under generally accepted accounting principles. In addition, they should not be construed as alternatives to any other measures of performance determined in accordance with generally accepted accounting principles, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. For comparative purposes, we applied an annualized statutory tax rate of 38.25% to derive the pro forma net income and pro forma earnings per share. We present this financial information because we believe that it is helpful to some investors as a measure of performance. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies.

Safe Harbor Statement
In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the impact of inconsistent quality or reliability of new product offerings; (f) the impact of lower profit margins in certain new product categories; (g) the impacts of changes in economic conditions, including on customer demand; (h) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber attacks, terrorist incidents, or the threat of terrorist incidents; and (i) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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